Exhibit 99.1
CONTACTS:
Cathy M. Lyttle                               Allison M. Sanders
VP, Corporate Communications                  Director, Investor Relations
Phone: (614) 438-3077                         Phone: (614) 840-3133
E-mail: cmlyttle@WorthingtonIndustries.com    E-mail:
                                              asanders@WorthingtonIndutries.com

                                                   www.WorthingtonIndustries.com

For Immediate Release

        Worthington Industries to Close Dietrich LaPorte, Ind., Facility


COLUMBUS, Ohio, March 2, 2006- Worthington Industries (NYSE:WOR) announced today the planned closure of its Dietrich Metal Framing manufacturing facility in LaPorte, Ind. Forty-nine people are employed at the steel processing plant, which is expected to cease operations by the end of June 2006.

The facility processes small-walled, galvanized steel coils which have seen a decrease in supply over the past several years. In addition, Dietrich Metal Framing, a division of Worthington Industries, is converting all of its manufactured products to UltraSTEEL(TM) a patented technology that alters the characteristics of steel to make it stronger. The move to this new process further decreases Dietrich's ability to utilize the products created in this facility.

"The impact on people, their families and the community always makes it difficult to decide to close a facility," said John P. McConnell, chairman and CEO of Worthington Industries. "We are taking this action to ensure we are providing the best possible materials to our customers and that we are using our capacity wisely to benefit the company and its shareholders."

Dietrich will be entering into discussions with Teamsters Local 142 over the effects of the closure.

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stamping and laser welded blanks. The company employs more than 7,500 people and operates 64 facilities in 10 countries.

                                     -more-


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Worthington Industries
March 2, 2006


                              Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information, constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

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